Exhibit 23.3

歐華律師事務所 香港中環康樂廣場八號 交易廣場三期二十五樓	DLA Piper Hong Kong 25th Floor, Three Exchange Square 8 Connaught Place Central Hong Kong DX: 009157 Central 1 T: +852 2103 0808 F: +852 2810 1345 dlapiper.com

AsiaPac AdTechinno Group Limited (Company) Cricket Square, Hutchins Drive PO Box 2681 Grand Cayman, KY1- 1111 Cayman Islands	Your reference Our reference MNG/JLL/11019879/3 ASIAM/51688578.1

25 March 2026

Dear Sir/Madam

We are a qualified law firm and lawyers in Hong Kong, and we have been engaged by AsiaPac AdTechinno Group Limited as its Hong Kong legal counsel to advise on certain legal matters related to the laws of Hong Kong.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the SEC and in the prospectus forming a part thereof.

Yours faithfully

DLA Piper Hong Kong

Regulated by the Law Society of Hong Kong

Partners: Carolyn S. Bigg, Heung Wing Chan (Harris), Kevin N. Chan, Roy S.Y. Chan, Edward Chatterton, Ting Lun Cheng (Leo), Heng Loong Cheong, Johnny L.F. Choi, Helen E. Colquhoun, Luke J. Gannon, Satpal S. Gobindpuri, Trinh Hoang, Lauren Hurcombe, Anderson H.Y. Lam, Chun-Kit Lam (Horace), Sim Yee Lau (Sherlyn), Christina H.S. Loh, May Ng, Susheela N. Rivers, Kristi L. Swartz, Stephen K.H. Wong, Wing Kei Wong (Elizabeth), Tai Ming Yang (Ernest)

Foreign Legal Consultants: Chen Liu (Christine) (Texas, USA), Zhuoren Wu (George) (New York, USA)

DLA Piper Hong Kong is a law firm and part of DLA Piper, a global law firm, operating through various separate and distinct legal entities.

A list of offices and regulatory information can be found at dlapiper.com

本所受香港律師會監管

合夥人: 陳向榮 陳雁 陳承元 鄭定麟 張慶隆 蔡朗風 高洛克 林顯裕 林俊傑 劉心怡 盧慧霞 吳敏華 黃啟豪 黃詠琪 楊大明

歐華律師事務所是一家律師事務所，是由單獨的不同法律實體所組成的全球性律師事務所DLA Piper的成員之一

辦事處名單及監管資訊詳見 dlapiper.com